Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
July 26, 2017
Thank you Tim and good morning everyone.
During the second quarter, the financial performance of the Energy Equipment Group reflected mixed demand conditions for the end markets we serve. For the quarter, revenues were in-line with last year. Higher volumes in our wind towers and utility structures businesses were offset by weak demand in our businesses that serve the oil and gas markets. The decline in second quarter operating profit compared to last year reflects the softness in the oil and gas end markets.
At the end of the second quarter, our wind tower backlog totaled $945 million, providing stable production visibility through 2019. Included in the guidance James will provide, is a planned reduction in 4th quarter deliveries as our customers reduce year-end inventory. We remain encouraged about the demand outlook for new wind farm installations during the next few years given the production tax credit and improvements in wind turbine technology.
During the second quarter, we continued to see improved visibility and increased demand levels for utility structures.
The second quarter results for our Inland Barge Group reflect significant volume reductions on a year-over-year basis as weak market conditions persist. For the quarter, the Group reported revenues of $33.5 million and a slightly better than break-even operating profit. Overcapacity and declines in freight movements that transport goods along the inland waterways continue to create significant headwinds.
We received orders for new barges totaling $14 million during the second quarter, bringing the backlog to $91 million. The backlog is divided between the back-half of 2017 and 2018.
I am pleased with the efforts our team is making to reduce costs while meeting the needs of our customers. Our plants are positioned to respond to future changes in demand.
The Construction Products Group reported solid results for the quarter. Revenues were down compared to the same quarter last year on lower volumes in our highway products business, while operating profit increased to $22.3 million. The Group reported a 17.0% operating margin compared to 14.7% last year on the strength of our construction aggregates business and improved efficiencies within our highway products business. The Group continues to be on track for another strong year in 2017 as demand for infrastructure-related work remains a positive catalyst for our end markets.
We continue to be pleased with the performance of our construction aggregates business. During the second quarter, we acquired the assets of a small lightweight aggregates business that expands our geographic presence.
Following quarter end, we completed a $42 million acquisition of the assets of Efficiency Production, a trench shoring business. As a reminder, Trinity entered the shoring business in late 2012 with a similar-sized acquisition. Trench shoring is steel or aluminum equipment used in the underground construction industry, with applications for water, sewer, utility, and pipeline construction, among others. Our original trench shoring acquisition is providing nice returns and is performing well. The shoring business is well aligned with our focus on infrastructure end markets.

In closing, our businesses are responding effectively to mixed demand conditions in their various end markets. We maintain a positive outlook regarding long-term North American infrastructure needs.

And now, I will turn the presentation over to Steve.